[Letterhead of Cadwalader, Wickersham & Taft]



                                 March 26, 2001


Citicorp Mortgage Securities, Inc.
12855 North Outer Forty Drive
St. Louis, MO  63141

          Re:  Citicorp Mortgage Securities, Inc.
               REMIC Pass-Through Certificates, Series 2001-4

Ladies and Gentlemen:

      We have acted as special tax counsel to Citicorp Mortgage Securities, Inc., a Delaware corporation (the "Company"), in connection with the issuance of certificates designated as Citicorp Mortgage Securities, Inc. REMIC Pass-Through Certificates, Series 2001-4, Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-7, Class A-8, Class A-9, Class A-10, Class A-11, Class A-12, Class A-13, Class A-14, Class A-15, Class A-16, Class A-17, Class A-18, Class A-19, Class A-20, Class A-21, Class A-22, Class A-23, Class A-PO, Class M, Class B-1 and Class B-2 Certificates (the "Certificates") pursuant to the Pooling and Servicing Agreement (the "Pooling Agreement"), dated as of March 1, 2001, between the Company and State Street Bank and Trust Company (the "Trustee").

      The Company's Registration Statement on Form S-3 (File No. 333-72459) was filed with the Securities and Exchange Commission (the "Commission") on February 16, 1999 and was declared effective on May 7, 1999 (the "Registration Statement"). The Certificates have been offered pursuant to the Core Prospectus dated March 23, 2001 (the "Core Prospectus") and the Prospectus Supplement relating to the Certificates dated March 26, 2001 (the "Prospectus Supplement" and, together with the Core Prospectus, the "Prospectus").

      In rendering the opinion set forth below, we have examined and relied upon the following: (i) the Registration Statement and the Prospectus, (ii) the Pooling Agreement and (iii) such other documents, records and instruments as we have deemed necessary for the purposes of this opinion.

      As counsel to the Company, we have advised the Company with respect to certain federal income tax aspects of the proposed issuance of the Certificates. Such advice has formed the basis for the description of material federal income tax consequences for holders of the Certificates that appears under the heading "Taxation of Certificate holders" and "Taxation of the Trust" in the Core Prospectus and "Federal income tax consequences" in the Prospectus Supplement. Such descriptions do not purport to discuss all possible federal income tax ramifications of the proposed issuance of the Certificates, but, with respect to those federal income tax consequences that are discussed, in our opinion, the descriptions are accurate in all material respects.

      We are furnishing this opinion letter to you solely for your benefit in connection with the transactions referred to herein. This opinion letter is not to be relied upon, used, circulated, quoted or otherwise referred to by any other person or entity or for any other purpose without our prior written consent. In addition, we disclaim any obligation to update this opinion for changes in fact or law, or otherwise.

      We hereby consent to the filing of this letter and to the reference to this firm under the heading "Legal Opinions" in the Prospectus. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Prospectus under the provisions of the Securities Act of 1934, as amended.

                             Very truly yours,

                             /s/ Cadwalader, Wickersham & Taft